Exhibit 99.1

FOR IMMEDIATE RELEASE

LCC Contact:
Peter Deliso
Senior Vice President, New Ventures
pdeliso@lcc.com
+1.703.873.2910

LCC INTERNATIONAL APPOINTS NEW CHIEF FINANCIAL OFFICER

MCLEAN, VIRGINIA, April 27, 2006 — LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turnkey technical consulting services, today announced the appointment of Lou Salamone as its Senior Vice President and Chief Financial Officer.

Mr. Salamone joins LCC from GXS Corp., a leading provider of on-demand supply chain management services, where he was Senior Vice President and Chief Financial Officer. Mr. Salamone has also been the chief financial officer at USinternetworking, Inc. following its merger with Bain Capital backed Interpath Communications, Inc., Applied Graphics Technologies, Inc. and Nextel Communications, Inc. Mr. Salamone began his career with Deloitte + Touche in 1968 where he became a partner. Mr. Salamone is a CPA and earned a Bachelor of Arts degree from Franklin and Marshall College and attended the Stanford University executive program for Entrepreneurs.

Commenting on the addition to the LCC team, Dean Douglas, president and CEO said, “I am looking forward to working very closely with Lou as we transition LCC. He is a seasoned financial veteran who has successfully assisted companies navigate through periods of significant growth and transformation. He has experience within the telecom industry and with growing companies both organically and through acquisitions. These skills will be extraordinarily valuable as we implement our strategy of focusing on our high-end technical consulting, engineering services and our new network tools businesses.”

Mr. Salamone’s appointment as Chief Financial Officer follows the resignation of C. R. Waldron, who, as previously announced, will remain with the Company until June 16 to assist with the transition and the filing of the Company’s Form 10-Q.

About LCC

LCC International, Inc. is a global leader in voice and data design, deployment and management solutions to the wireless telecommunications industry. Since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These statements include statements about LCC’s expected release of product and service offerings. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to, delays in the development, commercialization or market acceptance of new offerings and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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